Exhibit 10.2

FIRST AMENDMENT TO THE

SECURITIES PURCHASE AND MERGER AGREEMENT

Reference is made to the Securities Purchase and Merger Agreement, dated as of September 6, 2013, (the “SPMA”), by and among American Tower Investments LLC, a company organized under the laws of California (“Buyer”), LMIF Pylon Guernsey Limited, a company organized under the laws of Guernsey, Channel Islands (“LMIF Pylon”), Macquarie Specialised Asset Management Limited, solely in its capacity as responsible entity of Macquarie Global Infrastructure Fund IIIA, a trust (“GIF IIIA”), Macquarie Specialised Asset Management 2 Limited, solely in its capacity as responsible entity of Macquarie Global Infrastructure Fund IIIB, a trust (“GIF IIIB”), Macquarie Infrastructure Partners II U.S., L.P., a limited partnership organized under the laws of Delaware (“MIP II”), Macquarie Infrastructure Partners II International, L.P., a limited partnership organized under the laws of Delaware (“MIP II International”), Macquarie Infrastructure Partners Canada, L.P., a limited partnership organized under the laws of Ontario, Canada (“MIP I Canada”), Macquarie Infrastructure Partners A, L.P., a company organized under the laws of Delaware (“MIP I”), Macquarie Infrastructure Partners International, L.P., a limited partnership organized under the laws of Delaware (“MIP I International”), Stichting Depositary PGGM Infrastructure Funds (the “Depositary”), acting in its own name but in its capacity as depositary of and for the account of PGGM Infrastructure Fund 2012, a fund for joint account (Fonds voor Gemene Rekening) organized under the laws of the Netherlands, herein represented by PGGM Vermogensbeheer B.V. (“PGGM”, and together with LMIF Pylon, GIF IIIA, GIF IIIB, MIP II, MIP II International, MIP I Canada, MIP I and MIP I International, the “Sellers”), Macquarie GTP Investments LLC, a limited liability company organized under the laws of Delaware (“Macquarie GTPI”), GTP Investments LLC, a limited liability company organized under the laws of Delaware (the “Company”), Macquarie Infrastructure Partners Inc., a Delaware corporation (“MIP Inc.”), and the other parties thereto. Capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the SPMA.

WHEREAS, on September 6, 2013, the SPMA was signed;

WHEREAS, subject to the terms and conditions set forth in this Amendment to the SPMA (this “Amendment”), the Parties hereto desire to amend the SPMA to further document the procedures and payment mechanics relating to the U.S. Partnership Contribution and to revise certain other provisions of the SPMA.

NOW, THEREFORE, by this Amendment, dated as of September 20, 2013, the undersigned, pursuant to Section 10.2 of the SPMA, do hereby agree as follows:

1. Recitals. The seventh Whereas clause of the SPMA is hereby replaced in its entirety with the following:

WHEREAS, pursuant to the provisions of this Agreement, the Sellers desire to cause the U.S. Partnerships to, and the U.S. Partnerships desire to, sell to Buyer, and Buyer desires to purchase (the “Securities Purchase”), the Transferred Interests, which represent, directly and indirectly, 100% of the issued and outstanding membership interests in each of the Holding Companies in exchange for the payment in the aggregate of the Final Securities Purchase Price; and

2. Securities Purchase and Merger.

(a) Section 2.1 of the SPMA is hereby replaced in its entirety with the following:

2.1. Securities Purchase.

(a) On the Closing Date and immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Agreement:

(i) the Sellers shall cause U.S. Partnership I to, and U.S. Partnership I shall, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from U.S. Partnership I, all of U.S. Partnership I’s right, title and interest in and to the Transferred MIPT Interests, in consideration of which Buyer shall deposit with the Paying Agent and the Escrow Agent an aggregate amount equal to (x) the Base Securities Purchase Price (subject to adjustment pursuant to Section 2.7) multiplied by (y) U.S. Partnership I’s direct ownership percentage in MIPT set forth in Appendix B, for application in accordance with the terms and conditions of this Article 2;

(ii) the MIPC Sellers shall cause U.S. Partnership II to, and U.S. Partnership II shall, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from U.S. Partnership II, all of U.S. Partnership II’s right, title and interest in and to the Transferred MIPC Interests, in consideration of which Buyer shall deposit with the Paying Agent and the Escrow Agent an aggregate amount equal to the MIPC Base Securities Purchase Price (subject to adjustment pursuant to Section 2.7), for application in accordance with the terms and conditions of this Article 2; and

(iii) the Sellers shall cause U.S. Partnership I to, and U.S. Partnership I shall, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from U.S. Partnership I, all of U.S. Partnership I’s right, title and interest in and to the PGGM Blocker Interests, in consideration of which Buyer shall deposit with the Paying Agent and the Escrow Agent an aggregate amount equal to the PGGM Blocker Base Securities Purchase Price (subject to adjustment pursuant to Section 2.7), for application in accordance with the terms and conditions of this Article 2.

A sample calculation of the consideration to be paid pursuant to this Section 2.1(a) is provided for illustrative purposes in Appendix E.

(b) The Sellers and the Management Holders may update Appendix B, after the date hereof but no later than five (5) Business Days prior to the Closing Date, by written notice from the Sellers’ Representative to Buyer. For the avoidance of doubt, in no event shall any such update result in an increase in the Base Purchase Price.

(c) No later than two (2) Business Days prior to the Closing Date, the Sellers and the Management Holders shall provide final instructions to the Paying Agent (with a copy to Buyer) on the allocation of the Base Purchase Price among U.S. Partnership I, U.S. Partnership II and the Management Holders which allocation shall be final and binding on the parties for all purposes, including Section 2.6(a). For the avoidance of doubt, in no event shall any such update result in an increase in the Base Purchase Price. The Sellers and the Management Holders agree and acknowledge that the delivery of the Base Purchase Price to the Paying Agent pursuant to Section 2.2(b)(i) and the Escrow Agent pursuant to Section 2.2(b)(vii) shall satisfy Buyer’s obligations under Sections 2.1 and 2.2 in respect to the payment of the Base Purchase Price.

(b) Section 2.2 of the SPMA is hereby replaced in its entirety with the following:

2.2. Deliverables at Closing.

(a) At the Closing, the U.S. Partnerships and Sellers shall deliver, or cause to be delivered, to Buyer the following:

(i) a counterpart, executed by U.S. Partnership I and U.S. Partnership II, of one or more assignment and assumption agreements evidencing the assignment and transfer to Buyer of all of the Transferred Interests to be acquired hereunder substantially in the form of Exhibit B (the “Purchased Interests Assignment Agreement”);

(ii) (A) from each of U.S. Partnership I and U.S. Partnership II, a statement in compliance with Treasury Regulations Sections 1.1445-2(b)(2); (B) from each Seller and from each Management Holder, to the extent such Person is legally able to do so, a statement in compliance with Treasury Regulations Sections 1.1445-2(b)(2) (adjusted to account for the fact that such Person is not a transferor at Closing); (C) a statement from each of PGGM Blocker and MIPT, in compliance with Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h), certifying that the interests in such Holding Company are not United States real property interests along with evidence from such Holding Company demonstrating compliance with the requirement to notify the Internal Revenue Service pursuant to Treasury Regulation Section 1.897-2(h)(2);

(iii) resignations of the members set forth in Appendix D of the Board of Managers, Board of Directors or similar entity of each of the Company, Macquarie GTPI and each of the Holding Companies, which directors and managers, as applicable, shall be released from any liabilities to the subject entities for actions taken in such capacity;

(iv) a counterpart, executed by the Sellers’ Representative, of the Escrow Agreement (which shall also be delivered to the Escrow Agent);

(v) the certificates and evidence contemplated by Section 7.2(b); and

(vi) applicable debt payoff letters and releases of Liens in respect of the debt to be paid at Closing.

(b) At the Closing, Buyer shall:

(i) deposit with the Paying Agent for distribution to U.S. Partnership I, U.S. Partnership II, and each Management Holder by wire transfer of immediately available U.S. dollar-denominated funds, the Base Purchase Price (subject to adjustment pursuant to Section 2.7), minus the Escrow Amount;

(ii) pay to Toronto Dominion (Texas) LLC, as administrative agent under the TD Facility, by wire transfer of immediately available U.S. dollar-denominated funds, the amount set forth in the Debt Payoff Amount, to the account or accounts designated in writing by the Sellers’ Representative not less than two (2) Business Days prior to the Closing Date;

(iii) pay to the Persons owed any Seller Transaction Expenses their respective portion of the Seller Transaction Expenses, to the account or accounts designated by the Sellers’ Representative not less than two (2) Business Days prior to the Closing Date;

(iv) deliver to the Sellers’ Representative a counterpart, executed by the Buyer, of one or more Purchased Interest Assignment Agreements;

(v) deliver to the Sellers’ Representative and the Escrow Agent a counterpart, executed by the Buyer, of the Escrow Agreement;

(vi) deliver to the Sellers’ Representative the certificate contemplated by Section 7.3(b); and

(vii) deposit with the Escrow Agent, by wire transfer of immediately available U.S. dollar-denominated funds, the Escrow Amount, to the Escrow Account established pursuant to (and the Escrow Amount shall be held by the Escrow Agent in accordance with the terms of) the Escrow Agreement.

(c) Section 2.6 of the SPMA is hereby replaced in its entirety with the following:

2.6. Payment of Base Merger Consideration.

(a) Following the Effective Time, the Paying Agent shall pay (x) to each holder of Series A Units entitled to receive a portion of the Series A Merger Consideration pursuant to Section 2.5(a)(ii), an amount equal to the Per Unit Series A Merger Consideration (calculated based on the Base Merger Consideration) multiplied by the number of Series A Units held by such holder immediately prior to the Effective Time, minus the applicable Escrow Allocation Amount for such Management Holder, (y) to each holder of Series B Units entitled to receive a portion of the Series B Merger

Consideration pursuant to Section 2.5(a)(iii), an amount equal to the Per Unit Series B Merger Consideration (calculated based on the Base Merger Consideration) multiplied by the number of Series B Units held by such holder immediately prior to the Effective Time, minus the applicable Escrow Allocation Amount for such Management Holder, and (z) to each holder of Series C Units entitled to receive a portion of the Series C Merger Consideration pursuant to Section 2.5(a)(iv), an amount equal to the Per Unit Series C Merger Consideration (calculated based on the Base Merger Consideration) multiplied by the number of Series C Units held by such holder immediately prior to the Effective Time, minus the applicable Escrow Allocation Amount for such Management Holder. Payments in respect of the Base Merger Consideration shall be paid by wire transfer of immediately available U.S. dollar-denominated funds to the accounts of the Management Holders set forth in Appendix C. A sample calculation of the consideration to be paid pursuant to this Section 2.6(a) is provided for illustrative purposes in Appendix E.

(b) After the Effective Time, there shall be no transfers on the transfer books of the Surviving Company of any Company Interests.

(d) Sections 2.7(d)(i)-(iii) of the SPMA are hereby replaced in their entirety with the following:

(i) each Management Holder that held Series B Units immediately prior to the Effective Time shall pay or cause to be paid to Buyer an amount equal to (x) the Per Unit Series B Merger Consideration (calculated based on the Base Merger Consideration but using a Base Purchase Price that is reduced by the Escrow Amount) minus the Per Unit Series B Merger Consideration (calculated based on the Final Merger Consideration) multiplied by (y) the number of Series B Units held by such Management Holder immediately prior to the Effective Time (the “Series B Excess Amount”);

(ii) each Management Holder that held Series C Units immediately prior to the Effective Time shall pay or cause to be paid to Buyer an amount equal to (x) the Per Unit Series C Merger Consideration (calculated based on the Base Merger Consideration but using a Base Purchase Price that is reduced by the Escrow Amount) minus the Per Unit Series C Merger Consideration (calculated based on the Final Merger Consideration) multiplied by (y) the number of Series C Units held by such Management Holder immediately prior to the Effective Time (the “Series C Excess Amount”); and

(iii) each Management Holder that held Series A Units immediately prior to the Effective Time who was entitled to receive a portion of the Series A Merger Consideration pursuant to Section 2.5(a)(iii) and each Seller shall pay or cause to be paid to Buyer an amount equal to (x) (I) such remainder of the Excess Amount owed to Buyer minus (II) the sum of the Series B Excess Amount and the Series C Excess Amount, multiplied by (y) a fraction, the numerator of which is the amount of consideration received by such Person pursuant to Section 2.2(b) or 2.6, as applicable, which for each Seller shall equal its pro rata ownership share of the applicable U.S. Partnership multiplied by the aggregate consideration received by each such U.S. Partnership, and for the avoidance of doubt deducting the pro rata Escrow Allocation Amount for such Person (which for each Seller shall equal its pro rata ownership share of the applicable U.S. Partnership multiplied by the applicable Escrow Allocation Amount for such U.S. Partnership), and the denominator of which is the aggregate amount of consideration received by all Management Holders that held Series A Units and the U.S. Partnerships pursuant to Sections 2.2(b) and 2.6 (and for the avoidance of doubt deducting the aggregate Escrow Allocation Amounts for such Persons);

(e) Section 2.7(e)(iii) of the SPMA is hereby replaced in its entirety with the following:

(iii) to each Management Holder that held Series A Units immediately prior to the Effective Time who was entitled to receive a portion of the Series A Merger Consideration pursuant to Section 2.5(a)(iii) and to each U.S. Partnership, an amount equal to (x) (I) the Deficiency Amount minus (II) the sum of all Series B Deficiency Amount and Series C Deficiency Amount, multiplied by (y) a fraction, the numerator of which is the amount of consideration received by such Person pursuant to Section 2.2(b) or 2.6, as applicable, and the denominator of which is the aggregate amount of consideration received by all Management Holders in respect of Series A Units and each U.S. Partnership pursuant to Sections 2.2(b) and 2.6.

(f) Section 2.8 of the SPMA is hereby replaced in its entirety with the following:

2.8. Rounding. If the calculation of any amount payable to any of the U.S. Partnerships or the Management Holders under Article II results in a fraction of a cent, the Sellers’ Representative may round such amount (up or down) as it sees fit.

(g) Section 2.10 of the SPMA is hereby replaced in its entirety with the following:

2.10. Escrow. On the Closing Date, an amount equal to $240 million shall be deposited by Buyer with the Escrow Agent (such amount, the “Escrow Amount”). The Escrow Amount shall be held and disbursed by the Escrow Agent on the terms and subject to the conditions contained in this Agreement and in the Escrow Agreement. The amount of $40 million shall be released to the Paying Agent by the Escrow Agent on the 180th day following the Closing Date, and any remaining balance of the Escrow Amount shall be released on the 365th day following the Closing Date, with such initial $40 million release reduced by any portion of the Escrow Amount previously distributed to Buyer from the Escrow Amount pursuant to the terms hereof, the amount of any pending claim for purchase price adjustment under Section 2.7(b) or Section 2.7(d), and the amount of any pending claims that have been noticed to the Sellers’ Representative pursuant to Section 9.5, and such final release to be reduced by the amount of any pending claims that have been noticed to the Sellers’ Representative pursuant to Section 9.5. The Paying Agent shall distribute such amounts (and any amounts subsequently released to Paying Agent on behalf of the Sellers and the Management Holders pursuant to the Escrow Agreement) to the U.S. Partnerships and Management Holders pro rata in accordance with the respective Escrow Allocations of the U.S. Partnerships and the Management Holders.

3. Representations and Warranties.

(a) The title and introductory paragraph of Article 3 of the SPMA is hereby replaced in its entirety with the following:

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS, MACQUARIE GTPI, THE HOLDING COMPANIES AND THE U.S. PARTNERSHIPS

Each of (i) the Sellers (other than PGGM) with respect to itself, Macquarie GTPI, U.S. Partnership I (but in the case of Section 3.4(f), only with respect to the Transferred Interests owned by such Seller on the date hereof) and, in the case of representations regarding the Holding Companies, solely with respect to MIPT, (ii) the MIPC Sellers, with respect to itself, Macquarie GTPI, U.S. Partnership II (but in the case of Section 3.4(f), only with respect to the Transferred MIPC Interests owned by such MIPC Seller on the date hereof) and, in the case of representations regarding the Holding Companies, solely with respect to MIPC, and (iii) PGGM, with respect to itself and U.S. Partnership I (but in the case of Section 3.4(f), only with respect to the PGGM Blocker Interests) and, in the case of representations regarding the Holding Companies, solely with respect to PGGM Blocker, hereby represents and warrants to Buyer as follows, subject to Section 10.6:

(b) Section 3.1 of the SPMA is hereby amended by adding new clauses (d) and (e) at the end thereof to read as follows:

(d) Each of the U.S. Partnerships is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(e) Each U.S. Partnership has all requisite power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Securities Purchase. The execution, delivery and performance by each U.S. Partnership of this Agreement have been duly authorized by all requisite action on the part of each such U.S. Partnership. This Agreement has been duly executed and delivered by each U.S. Partnership and constitutes a legal, valid and binding obligation of each U.S. Partnership, enforceable against each U.S. Partnership in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, voidable preference, fraudulent conveyance and other similar Laws affecting the rights or remedies of creditors and obligations of debtors generally and except as the same may be subject to the effect of general principles of equity

(c) Section 3.4 of the SPMA is hereby amended by adding new clauses (f) and (g) at the end thereof to read as follows:

(f) Each of the U.S. Partnerships has good and valid title to the Transferred Interests set forth opposite its name in Appendix B, free and clear of any Liens. There are no Transferred Interests other than those set forth in Appendix B. Upon the transfer and delivery of the Transferred Interests by each U.S. Partnership to Buyer at the Closing, Buyer will receive good and valid title to all issued and outstanding Transferred Interests, free and clear of any Liens.

(g) Appendix B sets forth for each U.S. Partnership (i) its name and jurisdiction of formation and (ii) the amount and type of issued and outstanding limited liability company interests (together with the names of the holders thereof and the amount held by each such holder). All of the issued and outstanding limited liability company interests of each U.S. Partnership, have been duly authorized, validly issued, fully paid and, if applicable, are nonassessable.

4. Covenants.

(a) Section 6.4(a)(ii) of the SPMA is hereby amended by replacing words “Section 2.1(e)” with “Section 2.1(b).”

(b) Section 6.4(a)(xiv) of the SPMA is hereby replaced in its entirety with the following:

(xiv) not modify or amend in any respect or transfer, dispose, waive any portion of, release terminate or cancel any Material Contract, take any action or fail to take any action that would constitute a material default under any Material Contract or enter into any agreement or contract that would qualify as a Material Contract, except with respect to Tower Leases or Sites Leases as permitted by clause (xiii) or in connection with the Mexico Disposition;

(c) Buyer hereby waives Section 6.4(b)(ii) of the SPMA to the extent necessary to permit the amendment and restatement of the limited liability company agreement of PGGM Blocker substantially in the form attached as Attachment 1 hereto.

(d) Section 6.5 of the SPMA is hereby amended by adding the words “the U.S. Partnerships and” immediately preceding the words “the Sellers.”

(e) Section 6.7(d) of the SPMA is hereby replaced in its entirety with the following:

(d) As soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) days prior to the Closing Date, the Sellers shall cause to be submitted to the holders of membership interests in MIPT (in a manner reasonably satisfactory to Buyer) for execution and approval by such number of holders of membership interests in MIPT as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the regulations thereunder (collectively,

“Section 280G”) inapplicable to any payments or benefits provided pursuant to Employee Plans or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such approval shall be sought by the Sellers in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, including Q-7 of Section 1.280G-1 of such regulations. The Sellers agree that: (i) in the absence of such approval, no Section 280G Payments shall be made; and (ii) promptly after execution of this Agreement, the Company shall deliver to Buyer waivers, in form and substance satisfactory to Buyer, duly executed by each Person who might receive any Section 280G Payment. The form and substance of all approval documents contemplated by this Section 6.7(d), including the waivers, shall be subject to the prior review and approval of Buyer (with such approval not to be unreasonably withheld).

(f) Section 6.8 of the SPMA is hereby replaced in its entirety with the following:

6.8. Tax Allocations.

(a) Transfer Taxes. All transfer Tax liability or other sales and/or use, purchase, stamp or recordation documentary Tax and fees (collectively, “Transfer Taxes”) due as a result of the U.S. Partnership Contributions, the Securities Purchase or the Merger, if any, shall be borne by Buyer. Any Transfer Taxes due as a result of the Mexico Disposition, if any, shall be borne by the U.S. Partnerships or the Sellers on behalf of the U.S. Partnerships. The party so obligated by applicable Law shall accurately prepare and timely file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and if required by applicable Law, each other party or parties will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Responsibility for Filing Tax Returns. Sellers’ Representative shall prepare or cause to be prepared all Tax Returns for the Holding Companies and their Subsidiaries that are required to be filed after the Closing Date for any Tax periods ending on or before the Closing Date (“Pre-Closing Tax Periods”), in accordance with the prior custom and practice of such entities in filing their Tax Returns except to the extent required by applicable Law, and Buyer shall file or cause to be filed such Tax Returns in a timely manner. As soon as reasonably practicable and in no event less than twenty (20) days prior to the due date for filing any such Tax Return, Sellers’ Representative shall permit Buyer to review and comment on each such Tax Return. Within ten (10) days of receipt of any such Tax Return, Buyer shall provide its comments to such Tax Return. Sellers’ Representative shall incorporate any reasonable comments of Buyer, and Sellers’ Representative and Buyer shall endeavor in good faith to resolve any disputes with respect to such comments prior to filing any such Tax Return. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Holding Companies and their Subsidiaries for Straddle Periods, in accordance with the prior custom and practice of such entities in filing their Tax Returns except to the extent required by applicable Law. As soon as reasonably practicable and in no event less than twenty (20) days prior to the due date for filing any such Tax Return for a Straddle Period, Buyer shall permit Sellers’ Representative to review and comment on each such Tax Return. Within ten (10) days of receipt of any such Tax Return, Sellers’ Representative shall provide its comments to such Tax Return. Buyer shall incorporate any reasonable comments of Sellers’ Representative, and Sellers’ Representative and Buyer shall endeavor in good faith to resolve any disputes with respect to such comments prior to filing any such Tax Return. Buyer shall timely pay (or cause to be paid) all Taxes relating to Tax Returns covered by this Section 6.8(b), and the U.S. Partnerships or the Sellers (or the MIPC Sellers in the case of Tax Returns of MIPC, and PGGM in the case of Tax Returns of PGGM Blocker) on behalf of the U.S. Partnerships shall reimburse Buyer for payment of any such Taxes if and to the extent the same are Pre-Closing Taxes (except to the extent that any such Pre-Closing Taxes are reflected in the computation of the Final Purchase Price). Upon reasonable request, Buyer, the U.S. Partnerships and Sellers shall cooperate with one another in regard to Tax compliance and reporting matters.

(c) Section 338(g) Elections. Buyer shall not make any election under Section 338(g) of the Code (or any similar provision of state or local Law) with respect to any of the Holding Companies.

(d) Use of Escrow. During the period in which such funds are available, any payments required to be made by the U.S. Partnerships or the Sellers under Section 6.8(b) shall be paid exclusively from the remaining Escrow Amount

(g) Section 6.9 of the SPMA is hereby replaced in its entirety with the following:

6.9. The U.S. Partnership Contributions.

(a) On or before September 20, 2013, each of the Sellers have contributed all of the Transferred MIPT Interests owned by such Seller to U.S. Partnership I, and PGGM shall contribute all of the PGGM Blocker Interests to U.S. Partnership I (such contributions, the “U.S. Partnership I Contributions”).

(b) On or before September 20, 2013, each of the MIPC Sellers have contributed all of the Transferred MIPC Interests owned by such MIPC Seller to U.S. Partnership II (such contributions, the “U.S. Partnership II Contributions,” and together with the U.S. Partnership I Contributions, the “U.S. Partnership Contributions”).

5. Closing Conditions.

(a) New Section 7.4 of the SPMA is hereby added as follows:

7.4 U.S. Partnerships. For purposes of this Article 7, references to “Sellers” shall be deemed to include the U.S. Partnerships where context so requires.

6. Survival; Indemnification.

(a) Section 9.4(a) of the SPMA is hereby amended by replacing the penultimate sentence thereof in its entirety to read as follows:

Other than in respect of a breach of the Fundamental Representations, the Escrow Amount remaining at any given time in the Escrow Account shall be the sole source of recovery with respect to any claims for indemnification by or on behalf of the Buyer Indemnified Parties pursuant to this Article 9.

7. General Provisions.

(a) Section 10.4(c) of the SPMA is hereby amended by adding the words “U.S. Partnership II” after “Macquarie GTPI.”

(b) New Section 10.4(d) of the SPMA is hereby added as follows:

(d) If to U.S. Partnership I, to the Seller’s Representative and PGGM as set forth in clauses (c) above and (f) below.

(c) Sections 10.4(d)-10.4(f) of the SPMA are hereby renumbered as sections 10.(e)-10.4(g), respectively.

(d) Section 10.14(a) of the SPMA is hereby replaced in its entirety with the following:

10.14. Sellers’ Representative.

(a) Each Seller and each U.S. Partnership hereby irrevocably appoints Macquarie Infrastructure Partners Inc. (“MIP Inc.”) as such Seller’s and as such U.S. Partnership’s representative, attorney-in-fact and agent (as such, the “Sellers’ Representative”), with full power of substitution to act in the name, place and stead of such Seller or U.S. Partnership, as the case may be, with respect to the Securities Purchase and the Merger and to act on behalf of such Seller, or U.S. Partnership, in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i) to take any action required or permitted to be taken by the Sellers’ Representative as expressly set forth in this Agreement, including to make all determinations in respect of the Base Purchase Price and Final Purchase Price and the portions thereof payable to the U.S. Partnerships and the Management Holders in accordance with Article 2;

(ii) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of Sellers or the U.S. Partnerships to consummate the Securities Purchase and the Merger;

(iii) to negotiate, execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the Securities Purchase and the Merger (it being understood that such Sellers, shall execute and deliver any such documents which the Sellers’ Representative agrees to execute);

(iv) to terminate this Agreement if Sellers are entitled to do so;

(v) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(vi) to take all actions which under this Agreement that may be taken by Sellers and to do or refrain from doing any further act or deed on behalf of Sellers which the Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present.

Notwithstanding the foregoing, nothing in this Section 10.14 shall be deemed to alter the Sellers’ or the U.S. Partnerships’ obligations with respect to the Buyer set forth in this Agreement, regardless of any acts or omissions of the Sellers’ Representatives, including in the case of fraud, gross negligence or bad faith on the part of the Sellers’ Representative.

(e) Section 10.14(d) of the SPMA is hereby amended by replacing the word “Purchaser” in the third line with of the paragraph with the word “Buyer.”

(f) Section 10.14(f) of the SPMA is hereby replaced in its entirety with the following:

(f) The grant of authority to the Sellers’ Representative provided for in this Section 10.14, (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller or U.S. Partnership, as applicable, and (ii) shall survive the Closing.

(g) Section 10.17 of the SPMA is hereby amended to remove the word “Purchaser” from its title.

8. Definitions. The following definitions are added to Appendix A of the SPMA in the appropriate alphabetical order:

“Escrow Allocation” shall mean with respect to each of the U.S. Partnerships, and each of the Management Holders, the percentage of the Base Purchase Price to be received at Closing (subject to adjustments pursuant to Section 2.7(a)) pursuant to Section 2.2(b)(i)-(iii) by each of the foregoing Parties prior to giving effect to any reduction of such payments in respect of the Escrow Allocation Amount, which percentages shall sum to 100%.

“Escrow Allocation Amount” shall mean with respect to each of the U.S. Partnerships and each of the Management Holders, the applicable Escrow Allocation for such Party, multiplied by the Escrow Amount.

“U.S. Partnership I” shall mean Macquarie Towers I LLC, a limited liability company organized under the laws of Delaware, which as of September 20, 2013 owns the Transferred MIPT Interests and PGGM Blocker Interests as reflected on Appendix B as of such date.

“U.S. Partnership I Contribution” shall have the meaning given to it in Section 6.9(a).

“U.S. Partnership II” shall mean Macquarie Towers II LLC, a limited liability company organized under the laws of Delaware, which as of September 20, 2013 owns the Transferred MIPC Interests as reflected on Appendix B as of such date.

“U.S. Partnership II Contribution” shall have the meaning given to it in Section 6.9(b).

“U.S. Partnerships” means, collectively, U.S. Partnership I and U.S. Partnership II.

9. Amendments to Appendix B. Appendix B of the SPMA is hereby updated in accordance with Section 2.1(b) of the SPMA with the appendices attached hereto.

10. Updates to Exhibits and Other Appendices. Each of Exhibits B, C and F, and Appendices D and E of the SPMA are hereby amended by replacing with the corresponding exhibit or appendix, as the case may be, attached hereto.

11. Effect of Amendment. Each of the parties hereto expressly acknowledge and agree that, except as expressly provided in this Amendment, nothing in this Amendment is intended to, or does, in any manner amend, modify or waive any provision of the SPMA or otherwise limit, impair or restrict the ability of any party to the SPMA to protect and preserve all of its rights, remedies and interests thereunder.

12. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. To the extent permitted by law, in pleading or proving any provision of Amendment, it shall not be necessary to produce more than one set of such counterparts.

13. Headings. The headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment or the SPMA.

14. Governing Law. The provisions of Section 10.9 of the SPMA apply with the same effect and force to this Amendment.

15. Entire Agreement. This Amendment and the SPMA, as amended by this Amendment (together with the Exhibits and Appendices hereto and thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and contemporaneous, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between all or any of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

AMERICAN TOWER INVESTMENTS LLC

By:	/s/ EDMUND DISANTO
	Name:	Edmund DiSanto
	Title:	Executive Vice President, Chief
Administrative Officer, General Counsel and Secretary

BUYER GUARANTOR:

AMERICAN TOWERS LLC, solely in its capacity as Buyer Guarantor

By:	/s/ MICHAEL JOHN MCCORMACK
	Name:	Michael John McCormack
	Title:	Senior Vice President, Legal and
Assistant Secretary

[Signature Page to Amendment]

SELLERS’ REPRESENTATIVE:

MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Assistant Secretary

U.S. PARTNERSHIPS:

MACQUARIE TOWERS I LLC

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	Manager

By:	/s/ THOMAS YANAGI
	Name:	Thomas Yanagi
	Title:	Manager

MACQUARIE TOWERS II LLC

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ THOMAS YANAGI
	Name:	Thomas Yanagi
	Title:	Vice President

[Signature Page to Amendment]

MANAGEMENT HOLDERS
(solely with respect to the amendments to Sections 2.2, 2.6 and 2.8 and Article 9 of the SPMA):

/s/ MARC C. GANZI
Marc C. Ganzi

/s/ ALEX GELLMAN
Alex Gellman

/s/ RON RUBIN
Ron Rubin

/s/ SHAWN RUBEN
Shawn Ruben

/s/ LIAM STEWART
Liam Stewart

/s/ DAGAN KASAVANA
Dagan Kasavana

/s/ MICHAEL BELSKI
Michael Belski

/s/ BERNARD BORGHEI
Bernard Borghei

[Signature Page to Amendment]

/s/ MARK SERWINOWSKI
Mark Serwinowski

/s/ TIMOTHY CULVER
Timothy Culver

/s/ LISA ALIPERTA
Lisa Aliperta

/s/ JOSE SOLA
Jose Sola

/s/ JAMES RECH
James Rech

[Signature Page to Amendment]